      As filed with the Securities and Exchange Commission on May 4, 2001
================================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                SCHEDULE 14D-9
                                (RULE 14D-101)

        SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14 (D) (4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                             --------------------

                       SOMNUS MEDICAL TECHNOLOGIES, INC.
                           (Name of Subject Company)

                       SOMNUS MEDICAL TECHNOLOGIES, INC.
                     (Name of Person(s) Filing Statement)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                        (Title of Class of Securities)

                                  835397 10 0
                           (CUSIP Number of Class of
                                  Securities)

                               285 N. Wolfe Road
                              Sunnyvale, CA 94085
                                (408) 773-9121
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             --------------------

                                John G. Schulte
                     President and Chief Executive Officer
                       Somnus Medical Technologies, Inc.
                               285 N. Wolfe Road
                              Sunnyvale, CA 94085
                                (408) 773-9121
   (Name, address, including zip code, and telephone number, including area code, of Person Authorized to Receive Notices and Communications on
                   Behalf of the Person(s) Filing Statement)

                             --------------------

                                  Copies to:
                               David Saul, Esq.
                             Michael S. Dorf, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                             --------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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ITEM 9.       EXHIBIT

Exhibit 1    Press Release issued by Somnus Medical Technologies, Inc.
                on May 4, 2001


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  SOMNUS MEDICAL TECHNOLOGIES, INC.

Date:  May 4, 2001


                                  By: /s/ John G. Schulte
                                      _________________________________
                                  Name:   John G. Schulte
                                  Title:  Director, President and Chief
                                            Executive Officer